Exhibit 10.5
FIRST AMENDMENT TO
SECOND A&R COMMON TERMS AGREEMENT

This First Amendment, dated as of April 19, 2024 (the “First Amendment”), amends the Second Amended and Restated Common Terms Agreement, dated as of June 15, 2022 (as amended, amended and restated, modified or supplemented from time to time, the “Common Terms Agreement”), by and among Cheniere Corpus Christi Holdings, LLC (the “Borrower”), Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC (the “Guarantors” and, together with the Borrower, the “Loan Parties”), Société Générale as the Term Loan Facility Agent, The Bank of Nova Scotia as the Working Capital Facility Agent, each other Facility Agent on behalf of its respective Facility Lenders, and Société Générale as the Intercreditor Agent. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Common Terms Agreement.
WHEREAS, the Loan Parties wish to enter into this First Amendment; and
WHEREAS, the Intercreditor Agent is executing this amendment as set forth herein pursuant to Section 23.16 (Amendments) of the Common Terms Agreement and Section 3 (Voting and Decision Making) and Section 4 (Modifications; Instructions; Other Relationships) of the Intercreditor Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereto agree as follows:
Section 1. Amendments to Common Terms Agreement. The Borrower, the Guarantors and the Intercreditor Agent each agree that the Common Terms Agreement is hereby amended by:
(a)deleting the reference to “[Reserved]” in Section 2.7 ([Reserved]) of the Common Terms Agreement and replacing it in its entirety with the following clause:

“2.7    Reimbursements of Equity Funding
To the extent permitted by a Senior Debt Instrument, disbursements of any Senior Debt may be used to reimburse Equity Funding, in order to achieve any Senior Debt to Equity Funding ratio that is permitted under such Senior Debt Instrument.”
(b)amending Section 6.5(a) (Expansion Senior Debt) of the Common Terms Agreement by deleting the stricken text (example: ~~stricken text~~) as set forth below:

“The Borrower may incur ~~Expansion~~ Senior Debt to finance a Permitted Development Expenditure or Expansion (“Expansion Senior Debt”), as the

case may be, so long as each of the following conditions is satisfied and the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer certifying that such conditions have been satisfied (any such Expansion Senior Debt incurred upon satisfaction of such conditions shall be deemed to have been approved by the Intercreditor Agent for purposes of any Indenture):”

(c)amending Section 8.1 (LNG SPA Maintenance) of the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) as set forth below:

“(d)    The Borrower may, at any time, by notice to the Intercreditor Agent elect for any Qualifying LNG SPA to cease to be a Qualifying LNG SPA (such a LNG SPA, a “Disqualified LNG SPA”) and therefore be deemed to have been “terminated” as a Qualifying LNG SPA for purposes of Section 8.1(a) (LNG SPA Maintenance) and the related quantity contracted to be sold under such LNG SPA shall be removed from the Base Committed Quantity; provided that, after giving effect to such election, the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after such election produces a Fixed Projected DSCR of at least 1.50:1.00 based on a Base Case Forecast updated to take into account the LNG SPAs that then remain as Qualifying LNG SPAs (and the Borrower shall make a LNG SPA Mandatory Prepayment as set forth in Section 8.2(b) (LNG SPA Mandatory Prepayment) in any amount required in order to achieve such minimum Fixed Projected DSCR (or, if no such prepayment is required in order to achieve such Fixed Projected DSCR, shall be deemed to have made a prepayment for purposes of any adjustment to the Base Committed Quantity that is required to reflect the adjusted LNG volumes then contracted to be sold under the then-remaining Qualifying LNG SPAs as a result of such disqualification election)).”

(d)amending Section 8.2(a) and (b) (LNG Mandatory Prepayment) of the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) as set forth below:
“(a)    The Borrower shall be required to make a mandatory prepayment (an “LNG SPA Mandatory Prepayment”) if either of the events set forth below occurs (each, an “LNG SPA Prepayment Event”):
(i)    CCL breaches the covenant in Section 8.1 (LNG SPA Maintenance) (taking into account the period set forth therein to replace the relevant LNG SPA) or elects to disqualify a

Qualifying LNG SPA pursuant to Section 8.1(d) (LNG SPA Maintenance); or”
“(b)    The amount of the Senior Debt (which shall not extend to any Working Capital Debt) that the Borrower shall repay and the amount of undrawn Facility Debt Commitments (which shall not include any Working Capital Debt) that the Borrower shall cancel upon the occurrence of any LNG SPA Prepayment Event shall be:
(i)    the aggregate principal amount of Senior Debt then-outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments; less
(ii)    the maximum amount of Senior Debt that can be incurred without producing a Fixed Projected DSCR starting from the Quarterly Payment Date following the end of the applicable cure period and for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect lower than 1.50:1 based on a Base Case Forecast updated to take into account each Qualifying LNG SPA then in full force and effect (excluding, for the avoidance of doubt in the case of an election pursuant to Section 8.1(d) (LNG SPA Maintenance), any Disqualified LNG SPAs) and in respect of which there is in effect its Required Export Authorization which is not Impaired (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the LNG SPA Prepayment Event).”
(e)amending Section 8.3 (Amendment of LNG SPAs) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“Except to the extent an amendment or modification to a Qualifying LNG SPA is required by applicable law or regulation of any Governmental Authority, CCL shall not agree to:
(a)    any amendment or modification of the price or quantity provisions of any Qualifying LNG SPA: (excluding, for the avoidance of doubt, the making of an election pursuant to Section 8.1(d) (LNG SPA Maintenance) for a Qualifying LNG SPA to become a Disqualified LNG SPA, which shall be addressed under Section 8.1(d) (LNG SPA Maintenance)):
(i)    if such amendment or modification results in a breach of Section 8.1 (LNG SPA Maintenance); and

(ii)    unless after giving effect to such amendment or modification, the Fixed Projected DSCR starting from the Quarterly Payment Date following the date of such amendment or modification for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect is at least the lower of:
(A)    a Fixed Projected DSCR of 1.40:1; and
(B)    the Fixed Projected DSCR before such change,; or
~~and CCL has certified the same to the Intercreditor Agent;~~
(b)    any amendment or modification of any Qualifying LNG SPA that could reasonably be expected to have a Material Adverse Effect~~; or~~.
~~(c)    any material waiver, amendment or modification of (i) the term of a Qualifying LNG SPA (other than an increase) if such waiver, amendment or modification is materially adverse to CCL or any other Loan Party, or (ii) guarantee or credit support provisions (other than an increase or improvement) if such waiver, amendment or modification is inconsistent with the minimum credit support requirements of the Finance Documents for Qualifying LNG SPAs; provided, in each case, that any such amendment shall be permitted if CCL notifies the Intercreditor Agent that it has elected for such amended or modified Qualifying LNG SPA to cease to be a Qualifying LNG SPA for purposes of the Finance Documents and, after giving effect to such amendment, the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following such cessation of such LNG SPA as a Qualifying LNG SPA for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to such cessation).~~
(c)    [reserved].”
(f)deleting each of clauses (e), (f), (h), (k), (r), (s) and (t) of Section 10.3 (Notices) to the Common Terms Agreement in its entirety and replacing each such clause with a reference to “[reserved]”.

(g)amending clause (g) of Section 10.3 (Notices) to the Common Terms Agreement by deleting the stricken text (example: ~~stricken text~~) as set forth below:

“(g)    unless previously notified pursuant to another provision in the Finance Documents, event, occurrence or circumstance that could reasonably be expected to cause~~:~~

~~(i)~~    an increase of more than an aggregate of $500 million in Project Costs in excess of the then-current Stage 3 and Incremental Construction Budget and Schedule (excluding any gas or electricity costs)~~; or~~

~~(ii)    Operation and Maintenance Expenses to exceed the amount budgeted therefor by 10% or more in the aggregate per annum;~~

provided, that such notification shall not be required if the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to such event, occurrence or circumstance is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following such event, occurrence or circumstance for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of such event, occurrence or circumstance);”

(h)amending the final paragraph of Section 10.4(b) (Construction Reports) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

“provided that if the construction report from the ~~EPC Contractor~~ Independent Engineer does not cover construction with respect to the Corpus Christi Pipeline Expansion, the Loan Parties may, if applicable, provide a separate report prepared by the Loan Parties or applicable contractor(s) for the Corpus Christi Pipeline Expansion covering the pipeline-related items required pursuant to this clause (b).”
(i)deleting Section 10.6 (Operating Statements and Reports) to the Common Terms Agreement in its entirety and replacing it with a reference to “[Reserved]”.

(j)deleting each of clauses (d) and (e) of Section 12.5 (Material Project Agreements) to the Common Terms Agreement in its entirety and replacing each such clause with a reference to “[Reserved]”.

(k)amending Section 12.5 (f), (k) and (l) of Section 12.5 (Material Project Agreements) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: stricken text) as set forth below:
“(f)    The Loan Parties shall not enter into any Subsequent Material Project Agreements without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties; provided that the Intercreditor Agent’s consent shall not be required for:
(i)    a Qualifying LNG SPA that meets the requirements set forth in Section 8.1(b) (LNG SPA Maintenance);
(ii)    any Subsequent Material Project Agreement executed in form and substance substantially similar to a form and substance that has previously been approved by the Intercreditor Agent or is attached to an agreement previously approved by the Intercreditor Agent;
(iii)    the ADCC LLC Agreement (if ADCC Investco becomes a Subsidiary of the Borrower in accordance with Section 12.19(l) (Limitations on Investments and Loans)) as long as such agreement is executed in a form that is substantially similar to the form provided to the Intercreditor Agent on or prior to the Stage 3 Closing; provided that the Borrower shall have delivered an updated Base Case Forecast to the Intercreditor Agent that takes into account the commitments of ADCC Investco to make capital contributions to ADCC for the construction of the ADCC Pipeline in accordance with the ADCC LLC Agreement and demonstrates that after giving effect to such commitments of ADCC Investco under the ADCC LLC Agreement:
(A)    the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the date on which ADCC Investco becomes a direct or indirect Subsidiary of the Borrower for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of ADCC Investco’s obligations under the ADCC LLC Agreement); and
(B)    the Stage 3 Senior Debt/Equity Ratio will be equal or lower than 50:50 (calculated, for this purpose based on the Base Case Forecast delivered as of the Stage 3 Closing Date updated only to reflect any increases in the ADCC Pipeline Costs compared to those set forth in such Base Case Forecast);
(iv)    any:
(A)    Shipping Services Agreements to be entered into in connection with Stage 3 (DES) LNG SPAs; provided that such Shipping Services Agreements satisfy the requirements set forth in clause (h)(i) below;
(B)    Linked LNG SPAs to be entered into in connection with a Linked GSA-SPA that is a Stage 3 LNG SPA; provided that such Linked LNG SPAs satisfy the requirements set forth in clause (h)(ii) below; ~~and~~
(v)    any other Subsequent Material Project Agreement that a Loan Party enters into, to the extent such Subsequent Material Project Agreement complies with specific requirements related to the terms and requirements therefor under the Finance Documents (to the extent such requirements are expressly set forth in the Finance Documents).; and
(vi)    any other Subsequent Material Project Agreement that a Loan Party enters into, to the extent entry into such Subsequent Material Project Agreement could not reasonably be expected to have a Material Adverse Effect.”
“(k)    No Loan Party shall, without the consent of the Intercreditor Agent (acting on the instruction of Requisite Intercreditor Parties), provide consent to a request for an amendment, modification or waiver to, or assignment or transfer of any interest under, the PetroChina DES LNG SPA that is requested by CMI (UK) ~~unless:~~ that could reasonably be expected to have a Material Adverse Effect.

~~(i)    in the case of an amendment, modification or waiver, (A) a corresponding amendment, modification or waiver is made to the DES-Linked LNG SPA to the extent that such amendment, modification or waiver of the DES-Linked LNG SPA is required to maintain the alignment of material terms between the DES-Linked LNG SPA and the PetroChina DES LNG SPA and (B) such corresponding amendment, modification or waiver of the DES-Linked LNG SPA meets the requirement therefor in the Finance Documents; and~~
~~(ii)    in the case of an assignment or transfer of any interest under the DES-Linked LNG SPA, such assignment or transfer of any interest could not reasonably be expected to have a Material Adverse Effect.~~”
“(l)    No Loan Party shall, without the consent of the Intercreditor Agent (acting on the instruction of Requisite Intercreditor Parties):
(i)    amend, waive or modify any of CMI (UK)’s rights or obligations under the CMI Security Agreement in a manner that ~~is material and adverse to the interests of the Loan Parties~~ could reasonably be expected to have a Material Adverse Effect; or
(ii)    consent to an assignment or transfer of any of CMI (UK)’s material rights or obligations under the CMI Security Agreement that could reasonably be expected to have a Material Adverse Effect.”
(l)amending Section 12.17 (c), (l), (m) and adding clause (n) (Sale of Project Property) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“(c)    ~~dispositions of~~ the sale, lease or other disposition of (A) products, services, inventory or accounts receivable in the ordinary course of business or (B) obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Project Facilities substantially in the manner contemplated in this Agreement;”
“(l)    dispositions of other Project Property if a Loan Party replaces such Project Property within 180 days following such disposition or has obtained a commitment to replace such Project Property within 180 days following such disposition and replaces such Project Property within 270 days following such disposition; ~~and~~”

“(m)    sale of investments held in pipelines (other than the Corpus Christi Pipeline), electricity generation, carbon capture and sequestration, helium processing or nitrogen rejection facilities, pollution control and associated infrastructure (or in the entity owning such facilities or infrastructure) at a fair market value and so long as the sale does not materially adversely impact any Material Project Agreement in effect prior to such sale between a Loan Party and the owner of such facilities.; and”
“(n)    any single transaction or series of related transactions that involves assets having a fair market value of less than $50,000,000.”
(m)amending Section 12.22(b) (Hedging Arrangements) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“(b)    ~~The~~ As of and following any Hedge Obligation Date, the Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more interest rate Permitted Hedging Instruments with respect to no less than 60% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, no later than 90 days following the Stage 3 Closing Date for the projected aggregate outstanding balance of the Senior Debt~~; provided that for~~. The “Hedge Obligation Date” for purposes of this clause shall mean the first Business Day falling 60 days after the date on which the aggregate notional amount of the Permitted Hedging Instruments is less than 60% (calculated on a weighted average basis) of the projected aggregate outstanding balance of Senior Debt as a result of a mandatory or voluntary prepayment of Senior Debt. For purposes of calculating ~~such percentage, any such~~ the percentages described in this clause (b), any Senior Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Instrument.”
(n)amending Section 15.1(c) (Loan Facility Events of Default – Breach of Certain Covenants) to the Common Terms Agreement by deleting the reference to Section 12.5(d) (Material Project Agreements) from Section 15.1(c)(ii)(A)(3) (Loan Facility Events of Default – Breach of Certain Covenants) and deleting the reference to Section 12.5(e) (Material Project Agreements) from Section 15.1(c)(ii)(B)(4) (Loan Facility Events of Default – Breach of Certain Covenants).

(o)adding the definition of “Disqualified LNG SPA” to Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Terms Agreement by inserting the text as set forth below:

““Disqualified LNG SPA” has the meaning set forth in Section 8.1(d) (LNG SPA Maintenance) of the Common Terms Agreement.”

(p)amending the definition of “Permitted Hedging Instrument” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Terms Agreement by deleting the stricken text (example: ~~stricken text~~) as set forth below:

““Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms~~; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of 207.5 TBtu of gas utilizing intra-month and up to 24 prompt month contracts, (2) Index Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month of gas utilizing up to 24 prompt month contracts, and (3) Basis Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month with a tenor up to 60 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed 60 months where the first month is the month in which the power hedging contract is executed~~. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.””

(q)amending the definition of “Restricted Payment” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

““Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Senior Debt proceeds applied in accordance with  ~~amounts paid in accordance with~~ Section 2.7 ~~(Stage 3 Senior Debt/Equity Ratio at Stage 3 Completion Date)~~ (Reimbursements of Equity Funding) of the Common Terms Agreement; and any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Loan Parties.”
(r)Amending paragraph (d) of the definition of “Subsequent Material Project Agreement” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

(d)    any contract, agreement, letter agreement or other instrument (other than a Real Property Document) that is not otherwise expressly covered by clauses (a), (b), (c), (e), (f) or (g) of this definition that, (i) contains obligations and liabilities that are in excess of $100 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than 10 years under this clause (d); provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Stage 3 Closing Date, until such time as any Loan Party has entered into construction contracts following the Stage 3 Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any Expansion Senior Debt following the Stage 3 Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred, (D) any Gas supply contracts (other than any Linked GSA-SPA), ~~and~~ (E) any agreements related solely to the Stage 3 Development except any Qualifying LNG SPAs and any agreements with Affiliates that otherwise meet the thresholds set forth in this clause (d), and (F) any guarantees provided by a Loan Party in support of another Loan Party in connection with a Material Project Agreement;

(s)Amending each of Section 2.1 (Operational Property Damage Insurance), Section 2.2 (Business Interruption Insurance), Section 2.3 (Commercial General Liability), Section 2.4 (Marine Cargo Insurance for DES Shipping) and Section 2.5 (Charterer’s Liability Insurance for DES Shipping) of Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement by replacing the terms specified within these sections as the “Sum Insured”, in each case, with “As is consistent with Prudent Industry Practice”.

(t)Amending Section 6 (Construction All Risk and DSU/Operational Property Damage and Business Interruption Limits) of Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“In lieu of the full construction value or the full replacement value, the Borrower shall be permitted to obtain limits as are consistent with Prudent Industry Practice ~~which meet the full value for probable maximum loss for the perils of windstorm/hurricane, earthquake, flood, vapor cloud explosion, and such other perils as identified and quantified in a probable maximum loss study conducted by a reputable and experienced firm well versed in performing such studies for the then-existing Development~~. The Borrower shall be permitted to obtain delayed start up (DSU) and business interruption limits as are consistent with Prudent Industry Practice ~~based on the values required for insuring scheduled debt service in respect of the Senior Debt Obligations and fixed expenses for the estimated period of indemnity identified and quantified in a probable maximum loss study conducted by a reputable and experienced firm well versed in performing such studies for the then-existing Development~~.”
(u)Deleting clauses (A) through (E) (inclusive) of Section 9 (Notices and Reporting) of Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement in their entirety and replacing each of them with the reference “[Reserved]”.
Section 2. Effectiveness. This First Amendment shall be effective upon (a) the receipt by the Intercreditor Agent of executed counterparts of this First Amendment by the Borrower and each Guarantor and (b) the execution of this First Amendment by the Intercreditor Agent.

Section 3. Finance Document. This First Amendment constitutes a Finance Document as such term is defined in, and for purposes of, the Common Terms Agreement.

Section 4. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 5. Headings. All headings in this First Amendment are included only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.

Section 6. Binding Nature and Benefit. This First Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted transfers and assigns.

Section 7. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this First Amendment by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this First Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

Section 8. No Modifications; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Common Terms Agreement shall continue unchanged and shall remain in full force and effect. Each amendment granted herein shall apply solely to the matters set forth herein and such amendment shall not be deemed or construed as an amendment of any other matters, nor shall such amendment apply to any other matters.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as the Company

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

Signature Page to First Amendment to
Second A&R Common Terms Agreement

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Intercreditor Agent on behalf of itself, each Facility Agent and the Requisite Intercreditor Parties
By: /s/ Kevin Soucy
Name: Kevin Soucy
Title: Director

Signature Page to First Amendment to
Second A&R Common Terms Agreement